Exhibit (a)(5)(ii)

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics to Exchange up to $89.2 million

of its Outstanding Convertible Notes

in a “Modified Dutch Auction” Tender Offer

May 12, 2009—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) today announced that it has commenced a “Modified Dutch Auction” tender offer (the “Exchange Offer”) to exchange shares of its common stock, no par value (“Common Stock”), and cash for an aggregate of $89.2 million principal amount for the following outstanding series of Convertible Notes (the “Notes”):

•	4% Convertible Senior Subordinated Notes due 2010

•	5.75% Convertible Senior Notes due 2011

•	6.75% Convertible Senior Notes due 2010

•	7.5% Convertible Senior Notes due 2011

•	9% Convertible Senior Notes due 2012

The Company is conducting the Exchange Offer in order to reduce the principal amount of its outstanding indebtedness. The Company believes that reducing its outstanding indebtedness is necessary in order for its business to operate in light of its current asset base and revenue prospects.

The Company will exchange up to an aggregate of $89.2 million principal amount of Notes representing 75% of the currently outstanding Notes. The Exchange Offer is conditioned on a minimum of $83.2 million aggregate principal amount of Notes being validly tendered and not withdrawn. For each $1,000 principal amount of Notes, holders will receive consideration with a value not greater than $300 nor less than $250 (the “Exchange Consideration”), with such value determined by a “Modified Dutch Auction” procedure, plus accrued and unpaid interest to, but excluding, the settlement date payable in shares of Common Stock. A “Modified Dutch Auction” tender offer allows holders of the Notes to indicate the principal amount of Notes that such holders desire to tender and the consideration within the specified range at which they wish to tender such Notes. The mix of Exchange Consideration will consist of (i) $200 in cash, and (ii) a number of shares of Common Stock with a value equal to the Exchange Consideration minus $200 (the “Common Stock Portion”, and such number of shares of our Common Stock being the “Common Stock Consideration”). The number of shares of Common Stock received by holders as part of the Exchange Consideration will equal the quotient obtained by dividing (x) the Common Stock Portion by (y) the average of the daily volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 10 trading days from and including May 19, 2009 to and including June 2, 2009 (the “10-day VWAP”). The Company will announce the 10-day VWAP prior to the opening of trading on June 3, 2009. Accrued and unpaid interest on Notes validly tendered and not withdrawn, up to, but not including, the settlement date will be exchanged for that number of shares of Common Stock determined by dividing (1) the amount of accrued and unpaid interest on a Note, by (2) the 10-day VWAP, and as further described herein. However, in no event will the aggregate number of shares of Common Stock Consideration plus the aggregate number of shares of Common Stock to be exchanged for accrued and unpaid interest exceed a maximum number of shares of our Common Stock (the “Common Stock Limit”) to be disclosed in the Schedule TO (including the Offer to Exchange and related Letter of Transmittal) that will be filed by the Company with the Securities and Exchange Commission (“SEC”). In the event the aggregate number of shares of Common Stock Consideration plus the aggregate number of shares of Common Stock to be exchanged for accrued and unpaid interest exceeds the Common Stock Limit, the Company will terminate the Exchange Offer.

The description of the Exchange Offer in this press release is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offer set forth in the Offer to Exchange and the Letter of Transmittal. As of May 11, 2009, approximately $118.9 million aggregate principal amount of the Notes were outstanding.

The portion of the Exchange Consideration consisting of cash will be paid for with cash on hand and/or a portion of the approximately $18.75 million aggregate net proceeds from the Company’s issuance of shares of Common Stock and warrants to purchase shares of Common Stock to a third-party investor on May 11, 2009. The portion of the Exchange Consideration consisting of shares of Common Stock will consist of newly issued shares of Common Stock for that purpose.

The exchange offer is subject to the terms and conditions set forth in a Schedule TO (including the Offer to Exchange and related Letter of Transmittal) to be filed by CTI with the Securities and Exchange Commission (“SEC”) today.

The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, June 10, 2009, unless the exchange offer is extended. Tendered Notes may be withdrawn at any time on or prior to the expiration date of the exchange offer.

If the aggregate amount of Notes validly tendered and not properly withdrawn on or prior to the expiration date at or below the Exchange Consideration exceeds the amount CTI is offering to exchange, CTI will accept for payment the Notes that are validly tendered and not properly withdrawn from the exchange offer at or below the Exchange Consideration on a pro rata basis from among the tendered Notes.

The financial advisor for the exchange offer is Piper Jaffray & Co., the information agent for the exchange offer is Georgeson Inc. and the depositary for the exchange offer is U.S. Bank National Association.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

Exchange Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any securities. The full details of the exchange offer, including complete instructions on how to tender the Notes, are included in the Offer to Exchange, the Letter of Transmittal and related materials, which are expected to be delivered to holders of the Notes shortly. Holders of the Notes should read carefully the Offer to Exchange, the Letter of Transmittal and other related materials when they are available because they will contain important information regarding the Exchange Offer. Holders of Notes may obtain free copies of the Offer to Exchange, the Letter of Transmittal and other related materials when filed with the SEC at the SEC’s website at www.sec.gov. In addition, holders may also obtain a copy of these documents, free of charge, from Georgeson Inc., the information agent for the Exchange Offer.

Holders of the Notes who have questions or would like additional copies of the exchange offer documents may call the information agent at (888) 337-7699. Banks and brokerage firms may call (212) 616-2180.

While CTI’s board of directors has approved the making of the Exchange Offer, none of CTI, its board of directors, the financial advisor, the information agent or the depositary makes any recommendation to any holder of the Notes as to whether to exchange or refrain from exchanging any Notes, or as to the value of the Exchange Consideration with the range specified by the Company at which holders may choose to exchange their Notes. CTI has not authorized any person to make any recommendation with respect to the Exchange Offer. Holders of the Notes must decide whether to exchange their Notes and, if so, the principal amount to exchange and the price or prices at which to exchange such Notes. In doing so, holders of the Notes should carefully evaluate all of the information in the Offer to Exchange, the related Letter of Transmittal and other related materials before making any decision with respect to the Exchange Offer and should consult their own investment and tax advisors.

Statements made herein other than statements of historical fact, including statements about CTI’s business and financial condition, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As forward-looking statements, they are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Reference is made to discussions about risks that may affect CTI in CTI’s Schedule TO to be filed with the SEC today, and the section entitled “Risk Factors” under Item 1A of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. We do not undertake any obligation to update forward-looking statements.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com